Insightful Announces Operating Results for First Quarter 2006

Reports 5% Revenue Growth over First Quarter of 2005

SEATTLE - May 1, 2006 -

Insightful Corporation (NASDAQ: IFUL), a leading provider of predictive analytics and reporting solutions, today announced operating results for the first quarter of 2006.

Insightful reported revenues of $5.5 million for the first quarter of 2006, an increase of 5% over first quarter 2005 revenues of $5.3 million. For the first quarter of 2006 the Company reported a net loss of $43,000, or break even per share, including stock-based compensation expense of $0.2 million resulting from the implementation of a new accounting pronouncement on January 1, 2006. Net income for the first quarter of 2005 was $0.3 million, or $0.03 per share. There was no stock-based compensation expense in the first quarter of 2005.

First quarter 2006 non-GAAP earnings, which excludes stock based compensation expense and amortization of intangible assets, was $0.3 million, or $0.02 per share compared to non-GAAP earnings of $0.5 million, or $0.04 per share in the first quarter 2005. Non-GAAP earnings or loss as defined in the section "Use of Non-GAAP Financial Measures" below differs from net income or loss reported under accounting principles generally accepted in the United States (GAAP) due to the exclusion of stock based compensation expense and the amortization of intangible assets. The reconciliation of Insightful's GAAP net income (loss) to Insightful's non-GAAP operating results for the quarters ended March 31, 2006 and 2005 are set forth at the end of this release.

"While we achieved year-over-year revenue growth for the 10th quarter in a row, more importantly, we continued to make investments in the future of the business," said Jeff Coombs, president and CEO of Insightful. "Our investments are focusing on building solutions and applications in life sciences and financial services, on extending the S-PLUS family as an enterprise platform, and building critical mass in our professional services and sales organizations across the globe. Our goal is to drive further growth by helping our customers deliver the power of predictive analytics across the enterprise."

Quarterly Highlights

  First quarter 2006 software license revenues were $2.4 million, as compared to $2.5 million in the first quarter of 2005.

  First quarter 2006 maintenance revenues were $1.8 million, as compared to $1.6 million in the first quarter of 2005.

  First quarter 2006 professional services and other revenue was $1.3 million, as compared to $1.1 million in the first quarter of 2005.

  Funded research, which is an offset to research and development expense in the company's income statement, was $0.6 million in the first quarter of 2006, as compared to $0.5 million in the first quarter of 2005.

The Company has two product segments, Data Analysis and Text Analysis.  Following are highlights for the quarter in each segment.

Data Analysis

  Total data analysis revenues, including software licenses, maintenance and professional services and other, were $5.2 million in the first quarter of 2006, compared to $4.7 million in the first quarter of 2005.

  First quarter 2006 Data Analysis software license revenues were $2.1 million, compared to $2.2 million in the first quarter of 2005.

  First quarter 2006 Data Analysis professional services and other revenues were $1.3 million, compared to $0.9 million in the first quarter of 2005.

  Total domestic Data Analysis revenues were $3.1 million in the first quarter of 2006, compared to $2.8 million in the first quarter of 2005.

  Total international Data Analysis revenues were $2.1 million in the first quarter of 2006, compared to $1.9 million in the first quarter of 2005.

Text Analysis

  Total Text Analysis recognized revenues were $0.4 million in the first quarter of 2006, compared to $0.5 million in the first quarter of 2005.

  First quarter 2006 Text Analysis license revenues were $0.3 million, compared to $0.4 million in the first quarter of 2005.

  First quarter 2006 Text Analysis professional services and other revenues were $0.1 million, compared to $0.2 million in the first quarter of 2005

Guidance

For the second quarter of 2006, the company expects an increase in revenues when compared to the second quarter of 2005. It expects costs in the second quarter of 2006 to be higher than in the first quarter of 2006 as it continues to set the foundation for future growth by investing in sales, marketing and development of its product lines.  Because of the range of possible revenue outcomes in the second quarter of 2006, the company is not giving guidance on earnings, which could include a GAAP or non-GAAP net loss.

Use of Non-GAAP Financial Measures

The non-GAAP financial measure of earnings included in this press release is different from those otherwise reported under GAAP as this non-GAAP measure excludes certain charges otherwise included in the computation of net income (loss). The Company believes this non-GAAP measure is useful to enhance an overall understanding of its past financial performance and also its prospects for the future. These adjustments to the Company's GAAP results are presented with the intent of providing both management and investors a more complete understanding of Insightful's underlying operating results and trends. This non-GAAP measure is among the primary indicators management uses as a basis for planning and forecasting of future periods.

These adjustments to the Company's GAAP results include stock-based compensation expense and amortization of intangible assets arising from the 2004 acquisition of the title to the software code underlying the "S" programming language from Lucent Technologies, Inc. Stock-based compensation expense and amortization of intangible assets have no current effect on cash or the future uses of cash. Insightful's stock-based compensation expense fluctuates with changes in the Company's stock price and interest rates. For this reason, changes in stock prices and interest rates could mask variation and trends in Insightful's GAAP operating results that may otherwise be important to an understanding of the Company's results. The acquisition of intangible assets was an event outside of the course of Insightful's normal business operations. For these reasons, management believes that exclusion of stock-based compensation expense and amortization of intangible assets may be important to an understanding of Insightful's ongoing operating performance. Reconciliations of GAAP to non- GAAP results are as follows:

	Period Ended March 31, 2006		Period Ended March 31, 2005
		Diluted EPS		Diluted EPS
Net income (loss) as reported	$ (43)	$ 0.00	$ 334	$ 0.03

Add Back - Stock Compensation Expense
Professional services and other cost of services	5		-
Sales and marketing	37		-
Research and development	23		-
General and administrative	101		-
	166	0.01	-

Add Back - Amortization of Intangibles	147	0.01	147	$ 0.01

Non-GAAP earnings	$ 270	$ 0.02	$ 481	$ 0.04

ABOUT INSIGHTFUL

 Insightful Corporation (NASDAQ:IFUL) provides enterprises with scalable data analysis solutions that drive better decisions faster by revealing patterns, trends and relationships. The company is a leading supplier of software and services for statistical data analysis, data mining and knowledge access enabling clients to gain intelligence from numeric and text data.

 Insightful products include S-PLUS, S-PLUS Server, Insightful Miner, and InFact. Insightful consulting services provide specialized expertise and proven processes for the design, development and deployment of customized solutions.

 The company has been delivering industry-leading, high-ROI solutions for 18 years to thousands of companies in the financial services, pharmaceuticals, biotechnology, telecommunications, and manufacturing industries, as well as to government and research institutions.

 Note to Investors: Forward Looking Statements

 This press release contains forward-looking statements, including statements about recognition of text analysis revenue over future quarters, statements about past trends of growth and profitability, and statements about our financial results for the quarter ended March 31, 2006. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. The words "predict", "believe," "expect," "intend," "anticipate," variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Factors that could affect our actual results include, but are not limited to, the risk that we may not achieve revenue growth or profitability in accordance with historical trends or in accordance with our own expectations, and the "Important Factors That May Affect Our Business, Our Results of Operations and Our Stock Price" described in the company's most recent annual report for on form 10-KSB. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Insightful undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

 Contact Info

 Richard Barber

Insightful Corporation

206-283-8802

investor@insightful.com

INSIGHTFUL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE DATA)

	March 31,	December 31,
	2006	2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 10,755	$ 9,185
Accounts receivable, net	3,759	5,666
Other receivables	309	364
Short term investments	392	724
Prepaid expenses and other current assets	587	636
Total current assets	15,802	16,575
Property and equipment, net	1,553	1,212
Purchased technology, net	490	637
Goodwill and other intangibles, net	800	800
Other assets	52	45
	$ 18,697	$ 19,269

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$ -	$ 32
Accounts payable	$ 874	$ 701
Accrued expenses and other current liabilities	$ 1,688	$ 2,179
Deferred revenue	$ 5,930	$ 6,271
Total current liabilities	$ 8,492	$ 9,183
Long-term debt, less current portion	--	--
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value--
Authorized--1,000,000 shares
Issued and outstanding--none	--	--
Common stock, $0.01 par value--
Authorized--30,000,000 shares
Issued and outstanding-- 12,548,691 and 12,543,097 shares at March 31, 2006 and December 31, 2005, respectively	$ 125	$ 125
Additional paid-in capital	$ 36,784	$ 36,610
Accumulated deficit	$ (26,444)	$ (26,401)
Comprehensive income (loss)	$ (260)	$ (248)
Total stockholders' equity	$ 10,205	$ 10,086
	$ 18,697	$ 19,269

INSIGHTFUL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended
	March 31,	March 31,
	2006	2005
	(Unaudited)	(Unaudited)

Revenues:
Software licenses	$ 2,424	$ 2,527
Software maintenance	1,811	1,609
Professional services and other	1,307	1,122
Total revenues	5,542	5,258
Cost of revenues:
Software related	458	404
Professional services and other	904	762
Total cost of revenues	1,362	1,166
Gross profit	4,180	4,092
Operating expenses:
Sales and marketing	2,156	1,865
Research and development	1,661	1,252
Less--funded research	(579)	(526)
Research and development, net	1,082	726
General and administrative	1,089	1,074
Total operating expenses	4,327	3,665
Income (loss) from operations	(147)	427
Other income (expense), net	112	(74)
Income (loss) before income taxes	(35)	353
Income tax expense	(8)	(19)
Net income (loss)	$ (43)	$ 334

Basic and diluted net income (loss) per share	$ (0.00)	$ 0.03
Weighted-average number of common shares outstanding:	12,546	12,395
- Basic
- Diluted	12,546	12,933